Exhibit 1

Name	Trade Date	Buy/Sell	No. of Shares	Average Sale Price Per Share
Manatuck Hill Mariner Master Fund, L.P.	10/13/2010	Sell	608,200	$0.0061	(1)
Manatuck Hill Navigator Master Fund, L.P.	10/13/2010	Sell	571,500	$0.0061	(1)
Manatuck Hill Scout Fund L.P.	10/13/2010	Sell	2,520,300	$0.0061	(1)
Manatuck Hill Mariner Master Fund, L.P.	10/14/2010	Sell	585,200	$0.0062	(2)
Manatuck Hill Navigator Master Fund, L.P.	10/14/2010	Sell	549,900	$0.0062	(2)
Manatuck Hill Scout Fund L.P.	10/14/2010	Sell	2,424,700	$0.0062	(2)

(1)	The sale price reported is a weighted average price. These shares were sold in multiple transactions at prices ranging from $0.0060 to $0.0064, inclusive. The Reporting Person undertakes to provide to MedClean Technologies, Inc., any security holder of MedClean Technologies, Inc., or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth above.

(2)	The sale price reported is a weighted average price. These shares were sold in multiple transactions at prices ranging from $0.0060 to $0.0065, inclusive. The Reporting Person undertakes to provide to MedClean Technologies, Inc., any security holder of MedClean Technologies, Inc., or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth above.

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